Exhibit 99.1

Schick Technologies Reports Fourth Quarter and Fiscal Year-End 2005 Results

•	Revenues increase 37% for the quarter and 33% for the year

•	Pre-Tax Income increases 56% for the quarter and 58% for the year

LONG ISLAND CITY, N.Y., June 10, 2005 — Schick Technologies, Inc. (OTC BB: SCHK) today reported its financial results for the fiscal fourth quarter and year ended March 31, 2005.

Revenues for the fourth quarter of fiscal 2005 were $13.9 million, an increase of $3.8 million, or 37%, compared to $10.1 million for the same period last year. Income from operations (which does not include interest income and income taxes) for the fourth quarter was $4.6 million, an increase of 53%, compared to $3.0 million for the same period in fiscal 2004. Income before income taxes for the quarter was $4.8 million, an increase of 56%, compared to $3.1 million for the same period in the prior year.

Net income was significantly affected by income tax expense. During the fourth quarter of fiscal 2005, the Company had income tax expense of $1.4 million compared to an income tax benefit of $5.9 million during the same period of the prior year. As a result, net income for the fourth quarter was $3.4 million, or $0.19 per diluted share, a decrease of 62%, compared to $9.0 million, or $0.53 per diluted share, for the same period of the prior year.

Revenues for the twelve months ended March 31, 2005 were $52.4 million, an increase of $13.0 million, or 33%, compared to $39.4 million for the previous year. Income from operations (which does not include interest income and income taxes) for fiscal 2005 was $18.8 million, an increase of 56%, compared to $12.1 million in fiscal 2004. Income before income taxes for the year was $19.3 million, an increase of 58%, compared to $12.2 million for the prior year.

During fiscal 2005, the Company had income tax expense of $7.2 million compared to an income tax benefit of $5.9 million during the prior year. As a result, net income for fiscal 2005 was $12.1 million, or $0.70 per diluted share, a decrease of 33% as compared with the Company’s net income of $18.1 million, or $1.07 per diluted share, for the previous year.

At March 31, 2005, the Company had $39.7 million in cash and cash equivalents and $47.1 million in working capital, as compared to $20.7 million in cash and cash equivalents and $27.4 million in working capital at March 31, 2004.

Jeffrey T. Slovin, President and Chief Executive Officer, commented, “Fiscal 2005 was our Company’s best year ever. Our strong results provide further validation for our strategy of delivering sustainable technologies and innovative products through a world-class team of distribution partners. Domestic dental product sales for the year were up 39% compared to last year, and international dental product sales were up 41% during the year. We continued to generate strong margins, with gross margins reaching 71.7% and operating income reaching 35.8% for the year, while adding considerably to our investment in R&D. We are pleased that as a result of our success, the Company’s entire NOL has been used up as our profitability has continued to grow.”

Schick Technologies, Inc. Conference Call Information:

Schick Technologies, Inc. will hold its quarterly conference call on Friday, June 10, 2005 at 9:30 a.m.

ET. To access the call, please dial 800-798-2801 (domestic) or 617-614-6205 (international), and enter passcode # 24286663. This conference call will be broadcast live on the Internet at www.fulldisclosure.com and www.streetevents.com. An audio digital replay of the call will be available from June 10, 2005, at approximately 11:30 a.m. ET until 11:59 p.m. ET on June 17, 2005 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and using confirmation code # 38081628. A web archive will be available for 30 days at www.fulldisclosure.com and www.streetevents.com. This earnings release, and any other financial and statistical information disclosed by the Company during the conference call will be available in the “Investors” section of the Company’s web site at www.schicktech.com.

About Schick Technologies, Inc.

Schick Technologies, Inc., an ISO 9001 certified company, designs, develops, and manufactures innovative digital radiographic imaging systems and devices for the dental and medical markets. The Company’s products, which are based on proprietary digital imaging technologies, create instant high- resolution radiographs and offer significant advantages over conventional x- ray devices.

The Company’s beliefs as to any information in this announcement which is not historical, constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The matters discussed in this news release are subject to various factors which could cause actual events and results to differ materially from such statements. Such factors include uncertainties as to the future sales volume of Schick Technologies’ products, the pending SEC civil action, the Company’s dependence on an exclusive North American distributor, the possibility of changing economic, market and competitive conditions, dependence on products, dependence on key personnel, technological developments, intense competition, market uncertainties, dependence on distributors, ability to manage growth, dependence on key suppliers, fluctuation in results, Nasdaq relisting, seasonality and other risks and uncertainties including those detailed in the Company’s filings with the Securities and Exchange Commission.

          Schick Technologies, Inc. and Subsidiary
Schick Technologies, Inc. and Subsidiary
Consolidated Statements of Income
(In thousands, except share and per share amounts)

	Three months ended March 31,		Year ended March 31,

	2005	2004	2005	2004

Revenue, net	$13,854	$10,092	$52,418	$39,393
Total cost of sales	4,532	3,179	14,857	11,495

Gross profit	9,322	6,913	37,561	27,898

Operating expenses:
Selling and marketing	1,885	1,613	7,107	6,118
General and administrative	1,859	1,475	6,851	6,291
Research and development	939	793	4,812	3,301
Bad debt expense	—	—	—	105

Total operating expenses	4,683	3,881	18,770	15,815

Income from operations	4,639	3,032	18,791	12,083

Other income (expense)
Other income	—	(3)	—	138
Interest income	180	65	468	153
Interest expense	—	(2)	—	(182)

Total interest and other income	180	60	468	109

Income before income taxes	4,819	3,092	19,259	12,192
Income tax expense (benefit)	1,430	(5,917)	7,187	(5,917)

Net income	$3,389	$9,009	$12,072	$18,109

Basic earnings per share	$0.21	$0.76	$0.78	$1.69

Diluted earnings per share	$0.19	$0.53	$0.70	$1.07

Weighted average common shares (basic)	15,988,491	11,836,330	15,389,110	10,710,742

Weighted average common shares (diluted)	17,632,619	17,129,496	17,317,719	16,864,488

Schick Technologies, Inc. and Subsidiary
Consolidated Balance Sheets
(In thousands, except share amounts)

	March 31,

	2005	2004

Assets
Current assets
Cash and cash equivalents	$39,725	$20,734
Accounts receivable, net of allowance for doubtful accounts of $57
and $138, respectively	5,663	3,982
Inventories	3,545	3,057
Prepayments and other current assets	780	861
Deferred income taxes	5,681	6,481

Total current assets	55,394	35,115

Property and equipment, net	1,317	1,405
Goodwill, net	266	266
Deferred income taxes	270	5,679
Other assets	287	278

Total assets	$57,534	$42,743

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$1,903	$1,456
Accrued salaries and commissions	1,590	1,390
Income taxes payable	—	142
Deposits from customers	30	13
Warranty obligations	446	210
Deferred revenue	4,316	4,504

Total current liabilities	8,285	7,715

Commitments and contingencies	—	—
Stockholders’ equity
Preferred stock ($0.01 par value; 2,500,000
shares authorized; none issued and outstanding)	—	—
Common stock ($0.01 par value; 50,000,000 shares authorized:
16,034,230 and 15,026,470 shares issued and outstanding,
at March 31, 2005 and 2004, respectively)	160	150
Additional paid-in capital	46,765	44,626
Retained earnings / (accumulated deficit)	2,324	(9,748)

Total stockholders’ equity	49,249	35,028

Total liabilities and stockholders’ equity	$57,534	$42,743